CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Exhibit 23.1
The Board of Directors
Metromedia International Group, Inc.:
     We consent to incorporation by reference in the registration statements (Nos. 333-02301, 333-13763, 333-88187 and 333-95159) on Form S-8 of Metromedia International Group, Inc. of our report dated December 14, 2006, with respect to the consolidated balance sheet of Metromedia International Group, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive income (loss) and cash flows for the year ended December 31, 2004, and all related consolidated financial statement schedules, which report appears in the December 31, 2004 annual report on Form 10-K of Metromedia International Group, Inc.
/s/ KPMG Limited
Moscow, Russian Federation
December 14, 2006